Exhibit 10.1.5

FIFTH AMENDMENT TO LEASE AGREEMENT

THIS FIFTH AMENDMENT TO LEASE AGREEMENT ("this Fifth Amendment") is dated as of March 20, 2015 ("Effective Date"), by and between ARE-708 QUINCE ORCHARD, LLC, a Delaware limited liability company, having an address at 385 E. Colorado Blvd., Suite 299, Pasadena, California  91101 ("Landlord"), and OPGEN, INC., a Delaware corporation, having an address at Suite 220, 708 Quince Orchard Road, Gaithersburg, Maryland  20878 ("Tenant").

RECITALS

A.     Landlord and Tenant have entered into that certain Lease Agreement ("Original Lease") dated as of June 30, 2008, as amended by a First Amendment to Lease dated as of April 4, 2011 ("First Amendment"), a Second Amendment to Lease Agreement dated as of August 15, 2012 ("Second Amendment"), a Third Amendment to Lease Agreement dated as of December 30, 2013 ("Third Amendment"), and a Fourth Amendment to Lease Agreement dated as of March 21, 2014 ("Fourth Amendment"; the Original Lease, the First Amendment, the Second Amendment, the Third Amendment, and the Fourth Amendment are hereinafter collectively referred to as the "Lease"), wherein Landlord leased to Tenant certain premises located on the first and second floors of the building located at 708 Quince Orchard Road, Gaithersburg, Maryland  20878, as more particularly described in the Lease, and consisting of approximately 20,713 rentable square feet ("Original Premises").

B.     Landlord and Tenant desire to amend the Lease, among other things, to (i) eliminate that portion of the Premises located on the first floor of the Original Premises consisting of 5,818 rentable square feet ("Relinquished First Floor Premises") as shown as the cross-hatched area on Exhibit A-1 attached hereto, (ii) relocate and reduce the area of certain portions of the Original Premises located on the second floor of the Building, (iii) extend the Term of the Lease for a period of 69 months after the end of the First Extension Term, (iv) provide an abatement of a portion of the Base Rent during the Second Extension Term (as defined below), (v) provide Tenant with an option to terminate the Lease, (vi) grant Tenant an option to extend the Term of the Lease for 5 years, (vii) grant Tenant a termination right if it is unsuccessful in its initial public offering or the option to extend the Term and relocate and reduce the area of certain portions of the Original Premises so that the Premises are confined to a specific area on the second floor of the Building.

AGREEMENT

Now, therefore, the parties hereto agree that the Lease is amended as follows:

1.            Second Extension Term.  The Term shall be extended for a period of 69 months ("Second Extension Term"), beginning on May 1, 2015 ("Second Extension Term Commencement Date") and, unless extended or earlier terminated in accordance with the terms and conditions of the Lease, expiring on January 31, 2021.  For purposes of the Lease, "Term" shall mean, collectively, the Base Term, the First Extension Term, the Second Extension Term, and Third Extension Term (as defined below).

2.            Base Rent for Second Extension Term.  Commencing on the Second Extension Term Commencement Date and subject to the Rental Abatement (as defined below), Base Rent for the Premises shall be payable at the rate of $41,380.01 per month and shall thereafter be increased on each anniversary of the Second Extension Term Commencement Date by multiplying the Base Rent payable for the Premises immediately before such date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable for the Premises immediately before such date.  Base Rent for the Premises, as so adjusted, shall thereafter be due as provided in the Lease.

a.
Base Rent Abatement.  Provided Tenant is not then in Default under this Fifth Amendment or the Lease, Landlord hereby grants Tenant an abatement ("Rental Abatement") of the Base Rent payable for the Premises for a period of 13 full calendar months beginning on the Second Extension Term Commencement Date and ending on May 31, 2016.  Thereafter, Tenant shall pay the full amount of Base Rent due in accordance with the provisions of this Fifth Amendment and the Lease.  The Rental Abatement is conditioned on Tenant's full and faithful performance of all of the terms, covenants, and conditions of the Lease to be performed and observed by Tenant during the Term.  On the occurrence of a Default by Tenant and in addition to any other rights and remedies available to Landlord under the Lease, the Rental Abatement shall automatically be deemed deleted from the Lease and of no future force or effect, and the Rental Abatement so given by Landlord shall be prorated with that portion of the Rental Abatement applicable to the remaining Term being immediately due and payable by Tenant to Landlord, and recoverable by Landlord as Additional Rent due under the Lease, on the termination of the Lease.  The acceptance by Landlord of Rent or the cure of the Default that initiated the operation of this paragraph shall not be deemed a waiver by Landlord of the provisions of this paragraph unless specifically so stated in writing by Landlord at the time of such acceptance.  Notwithstanding anything to the contrary in this Fifth Amendment or the Lease, the adjustment in the Base Rent for the Premises shall be based on the full and unabated amount of Base Rent payable with respect to the Premises for the first year after the Second Extension Term Commencement Date.

3.            Reduction in Amount of Security Deposit.  As of the Effective Date, Landlord holds the Security Deposit in the form of a letter of credit in the amount of $52,459.  Effective as of the Effective Date, (a) the Security Deposit shall be reduced to an amount equal to $41,380.01, and Tenant shall deliver to Landlord a replacement letter of credit or an amendment to the existing letter of credit reflecting the reduction in the amount of the Security Deposit, and (b) the definition of Security Deposit in the Basic Lease Provisions shall be changed to the following:  "Security Deposit:  $41,380.01".

4.            Reconfiguration of Premises.  Effective as of the Second Extension Term Commencement Date, (a) Tenant shall surrender the Relinquished First Floor Premises and that portion of the Original Premises located on the second floor of the Building shown as the cross-hatched area on Exhibit A-2 attached hereto as the "Relinquished Second Floor Premises" (collectively, the "Relinquished Premises"), (b) the Premises shall be reconfigured and located exclusively on the second floor of the Building in the configuration shown on Exhibit A-3 attached hereto, and (c) Exhibit A attached to the Original Lease is hereby deleted and replaced with Exhibit A-3 attached hereto.  Tenant shall so surrender full and complete possession of the Relinquished Premises to Landlord vacant, broom-clean, in good order and condition, and in accordance with the provisions of the Lease (including, but not limited to, Section 28), and thereafter the Relinquished Premises shall be free and clear of all leases, tenancies, and rights of occupancy of any entity claiming by, through, or under Tenant.

a.    HVAC Conversion Option.  During the Term, Landlord shall have the right, at its sole cost and expense and in the exercise of its sole discretion, to convert the single pass HVAC system to recirculated HVAC within the Premises as shown on Exhibit C attached to the Fifth Amendment.

5.            Changes to Basic Lease Provisions.  Effective as of the Second Extension Term Commencement Date, the following amendments are hereby made to the definitions contained in the Basic Lease Provisions:

a.	The defined term "Premises" shall be deleted in its entirety and replaced with the following:

"Premises:	That portion of the Project, containing approximately 18,931 rentable square feet, as determined by Landlord, located on the second floor of the Building as shown as the cross-hatched area on Exhibit A-3 to the Fifth Amendment to Lease Agreement ("Fifth Amendment") between Landlord and Tenant."

b.	The defined term "Rentable Area of the Premises" shall mean approximately 18,931 rentable square feet.

c.	The defined term "Tenant's Share of Operating Expenses" shall mean 38.15%.

6.            2015 Landlord's Work.  Before the Second Extension Term Commencement Date and subject to Force Majeure Delays, Landlord shall, at its expense, improve certain portions of the second floor of the Building that will form a part of the reconfigured Premises as shown or described on Exhibit B attached hereto ("2015 Landlord's Work"). The 2015 Landlord's Work shall be subject to further revision if Landlord and Tenant, in the exercise of their respective reasonable judgment, mutually agree to any such further revision.  The use of the word "Premises" shall mean the Premises as reconfigured as shown as the cross-hatched area on Exhibit A-3 attached hereto.  If Landlord fails to deliver timely the Premises in the reconfiguration shown on Exhibit A-3 attached hereto, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Fifth Amendment and the Lease with respect to the Premises shall not be void or voidable except as provided pursuant to the terms of this Fifth Amendment.

a.    Acceptance.  (i) Tenant shall accept the Premises in their condition as of the Second Extension Term Commencement Date; (ii) Landlord shall have no obligation for any defects in the Premises, and (iii) Tenant's taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken.  Notwithstanding the foregoing provisions of this paragraph, Tenant shall have a period of 180 days after the Second Extension Term Commencement Date to reasonably identify in writing any latent defects in the mechanical, electrical and plumbing systems serving the Premises.  For purposes of this paragraph, "latent defects" means those material defects in such systems that could not have been identified or discovered through a reasonable inspection of such systems conducted by a qualified technician.  Landlord will, at its expense, promptly repair such identified defects.

b.    No Representation or Warranty.  Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises, and/or the suitability of the Premises for the conduct of Tenant's business, and Tenant waives any implied warranty that the Premises are suitable for the Permitted Use.  Tenant shall use the Premises only for the Permitted Use under the Lease in compliance with the provisions of Section 7 of the Lease.

c.    No Work.  Other than the 2015 Landlord's Work, Landlord shall have no obligation to perform any work at the Building in connection with Tenant's occupancy of the Premises or obtain any permits, approvals, or entitlements related to Tenant's specific use of the Premises or Tenant's business operations therein.

d.    ADA Compliance—Operating Expenses.  If and to the extent that Landlord is required to modify or retrofit the base Building to comply with the ADA during the Second Extension Term, any cost or expense incurred by Landlord in connection with such modifications or retrofit work shall not form a part of the Operating Expenses.

7.            Termination of Termination Right.  As of the Effective Date, Section 2 of the Fourth Amendment (Right to Surrender Portion of Premises) is hereby deleted in its entirety and replaced with "Intentionally Deleted."

8.            Amendment to Section 1—Loading Dock Use.  As of the Effective Date, Section 1 of the Lease is hereby amended by adding the following provision at the end thereof:

Tenant shall have the non-exclusive right to use in common with other tenants in the Building the loading dock space located on the second floor of the Building at no additional charge for the Term of the Lease.

9.            Amendment to Section 5 (Operating Expense Payments).  As of the Effective Date, Section 5 of the Lease is hereby amended by adding the following paragraph at the end thereof:

Notwithstanding any contrary provision contained in this Section 5, (i) during the period beginning on the Second Extension Term Commencement Date and ending on the first anniversary thereafter, the Operating Expenses for the Premises shall be capped at an amount equal to $17 per rentable square foot; and (ii) during the Second Extension Term, Operating Expenses shall be capped so that no increase in any calendar year exceeds 5% over the prior year's amount on a non-cumulative basis.  As a result, the actual annual increase in Operating Expenses in any given calendar year from and after calendar year 2015 may be less than or equal to 5% (but shall not exceed 5% in any such year).

10.            Termination Option (New Section 43).  As of the Effective Date, the Lease is hereby amended by adding the following new Section 43 immediately after the end of Section 42:

43.   Termination Option.  Notwithstanding anything to the contrary contained in this Lease, Tenant shall have a one-time option to terminate this Lease ("Termination Option") in accordance with the following terms and conditions:

(a)   Tenant Gives Notice.  If Tenant desires to exercise the Termination Option, Tenant shall give Landlord irrevocable written notice ("Termination Notice") of Tenant's exercise of the Termination Option.  Landlord must receive the Termination Notice no later than the date that is 9 full months before the Termination Date (as defined below), which Termination Date shall be specified in the Termination Notice.  Time is of the essence with respect to Landlord's receipt of the Termination Notice and all other deadlines in this Section.

(b)   Termination Date.  If Tenant gives the Termination Notice and complies with all the provisions in this Section, this Lease shall terminate at midnight at the end of the 36th month or 48th month after the Second Extension Term Commencement Date, as specified by Tenant in the Termination Notice ("Termination Date").

(c)   Termination Fee Must Accompany Termination Notice.  For the Termination Notice to be effective, it must be accompanied by the Termination Fee (as defined below), which Termination Fee shall be payable only in certified funds or by wire transfer in immediately available federal funds to an account designated in writing by Landlord.  For purposes of this Section, "Termination Fee" means an amount equal to the unamortized amounts of (i) 2015 Landlord's Work (as defined in the Fifth Amendment), excluding, however, the costs incurred by Landlord to modify, if Landlord elects to do so in the exercise of its sole discretion, the HVAC system to convert such system from a single pass system to a recirculated HVAC system as shown on Exhibit C attached hereto, (ii) the leasing commissions paid by Landlord in connection with the Fifth Amendment, and (iii) the Rental Abatement (as defined in the Fifth Amendment).  Such amounts, which shall be amortized over the Term on a straight-line basis at an interest rate of 8% per annum, shall be calculated by Landlord.

(d)   Tenant's Obligation Survives Termination.  Tenant's obligations to pay Rent and Additional Rent under this Lease, and to perform all other Lease obligations for the period up to and including the Termination Date, shall survive the termination of this Lease.

(e)   Landlord May Cancel and Void Termination if Tenant in Default.  Notwithstanding the foregoing provisions of this Section, if Tenant shall exercise the Termination Option (in accordance with Section 43(a) above) when it is in Default, then Landlord may elect, but is not obligated, to cancel and declare null and void Tenant's exercise of the Termination Option and this Lease shall continue in full force and effect for the full Term unaffected by Tenant's exercise of the Termination Option.  If Landlord does not cancel Tenant's exercise of the Termination Option after such Default, Tenant shall cure any Default within the period of time specified in this Lease and this obligation shall survive the Termination Date.

(f)   Tenant Shall Surrender Space by Termination Date.  If Tenant exercises the Termination Option, Tenant shall surrender full and complete possession of the Premises to Landlord on or before the Termination Date vacant, broom-clean, in good order and condition, and in accordance with the provisions of this Lease (including, but not limited to, Section 28), and thereafter the Premises shall be free and clear of all leases, tenancies, and rights of occupancy of any entity claiming by, through, or under Tenant.

(g)   Failure to Surrender Makes Tenant a Holdover.  If Tenant shall fail to deliver possession of the Premises on or before the Termination Date in accordance with the terms hereof, Tenant shall be deemed to be a holdover tenant from and after the Termination Date, and in such event, Tenant shall be subject to the provisions of Section 8 relating to holdover tenancies.

(h)   Lease Ceases After Termination.  If Tenant properly and timely exercises the Termination Option and properly and timely satisfies all other monetary and non-monetary obligations under this Lease, this Lease shall cease and expire on the Termination Date with the same force and effect as if the Termination Date were the date originally provided in this Lease as the expiration date of the Term.

(i)   No Option After Sublet or Assignment.  If this Lease has been assigned or all or a portion of the Premises has been sublet other than pursuant to a Permitted Assignment, the Termination Option shall be deemed null and void and neither Tenant nor any assignee or subtenant shall have the right to exercise the Termination Option during the term of such assignment or sublease.

11.            Right to Extend Term (New Section 44).  As of the Effective Date, the Lease is hereby amended by adding the following new Section 44 immediately after the end of Section 43:

44.   Right to Extend Term.  Tenant shall have the right to extend the Term of this Lease upon the following terms and conditions:

(a)  Third Extension Right.  Tenant shall have the right ("Third Extension Right") to extend the Term of this Lease for 5 years ("Third Extension Term") on the same terms and conditions as this Lease (other than Base Rent) by giving Landlord written notice of its election to exercise the Extension Right at least 12 months prior, and no earlier than 9 months prior, to the expiration of the Second Extension Term.  The Third Extension Term shall commence on February 1, 2021 and, unless earlier terminated in accordance with the terms and conditions of this Lease, shall expire on January 31, 2026.  Tenant shall have no further right to extend the Term after the expiration of the Third Extension Term.

(b)   Base Rent for Third Extension Term.  Upon the commencement of the Third Extension Term, Base Rent shall be payable at the Market Rate (as defined below).  Base Rent shall thereafter be adjusted on each anniversary of the commencement of the Third Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined.  As used herein, "Market Rate" shall mean the then market rental rate (including concessions) for space in the Gaithersburg, Maryland market similar to the Premises as determined by Landlord and agreed to by Tenant.  If, on or before the date that is 120 days prior to the expiration of the Second Extension Term, Tenant has not agreed with Landlord's determination of the Market Rate and the rent escalations during the Third Extension Term after negotiating in good faith, Tenant may by written notice to Landlord not later than 120 days prior to the expiration of the Second Extension Term elect arbitration as described in Section 44.b.i below.  If Tenant does not elect such arbitration, Tenant shall be deemed to have waived any right to extend, or further extend, the Term of the Lease and the Third Extension Right shall terminate.

i.
Within 10 days of Tenant's notice to Landlord of Tenant's election to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct ("Third Extension Proposal").  If either party fails to submit timely a Third Extension Proposal, the other party's submitted proposal shall determine the Base Rent and escalations for the Third Extension Term.  If both parties submit Third Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the most recently delivered Third Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (as defined below) to determine the Market Rate and escalations.  If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator.  If either party fails to give timely notice of its selection for an Arbitrator, the other party's submitted proposal shall determine the Base Rent for the Third Extension Term.  The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator.  If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

ii.	The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a 3 Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate and escalations are not determined by the first day of the Third Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Third Extension Term. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute and deliver an amendment recognizing the Market Rate and escalations for the Third Extension Term.

(c)    An "Arbitrator" shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and:  (A) shall be (I) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater Rockville, Maryland metropolitan area, or (II) a licensed commercial real estate broker with not less than 15 years' experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater Rockville, Maryland metropolitan area, (B) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment, and (C) be in all respects impartial and disinterested.

(d)    Right Personal.  The Third Extension Right is personal to Tenant and is not assignable without Landlord's consent, which may be granted or withheld in Landlord's sole discretion separate and apart from any consent by Landlord to an assignment of Tenant's interest in this Lease, except that the Third Extension Right may be assigned in connection with any Permitted Assignment of this Lease.

(e)    Exceptions.  Notwithstanding anything set forth above to the contrary, the Third Extension Right shall not be in effect and Tenant may not exercise the Third Extension Right:  (i) during any period of time that Tenant is in Default under any provision of this Lease; or (ii) if Tenant has been in Default under any provision of this Lease 3 or more times, regardless of whether the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise the Third Extension Right, regardless of whether the Defaults are cured.

(f)    No Extension.  The period of time within which Tenant may exercise the Third Extension Right shall not be extended or enlarged by reason of Tenant's inability to exercise the Third Extension Right.

(g)   Termination.  The Third Extension Right shall terminate and be of no further force or effect even after Tenant's due and timely exercise of the Third Extension Right, if, after such exercise, but prior to the commencement date of the Third Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Third Extension Right to the date of the commencement of the Third Extension Term, regardless of whether such Defaults are cured.

12.            IPO; Termination Right/Extension Option (New Section 45).  As of the Effective Date, the Lease is hereby amended by adding the following new Section 45 immediately after the end of Section 44:

45.   IPO.

(a)   IPO Termination Right.  Notwithstanding anything to the contrary contained in this Lease, Tenant shall have a one-time option to terminate this Lease ("IPO Termination Option") in accordance with the following terms and conditions:

(i) Tenant Gives Notice.  By no later than April 30, 2015 ("IPO Termination Date"), Tenant shall notify Landlord in writing if Tenant has secured at least $25,900,000 in financing through an initial public offering of Tenant's stock (such financing threshold being referred to herein as the "IPO Requirement").  If the IPO Requirement has been satisfied, the Fifth Amendment shall remain in full force and effect.  However, if the IPO Requirement has not been satisfied, Tenant shall have the right to exercise the IPO Termination Option by no later than the IPO Termination Date by giving Landlord irrevocable written notice ("IPO Termination Notice") of Tenant's exercise of the Termination Option.  If Tenant does not timely deliver the IPO Termination Notice to Landlord by the IPO Termination Date, Tenant shall be deemed to have waived the IPO Termination Option and the Fifth Amendment, together with this Lease, shall remain in full force and effect.  If Tenant gives the IPO Termination Notice and complies with all the provisions in this Section, this Lease shall terminate at midnight on the IPO Termination Date.  Tenant's obligations to pay Rent and Additional Rent under this Lease, and to perform all other Lease obligations for the period up to and including the IPO Termination Date, shall survive the termination of this Lease.  Time is of the essence with respect to Landlord's receipt of the IPO Termination Notice and all other deadlines in this Section.

(ii)   Tenant Shall Surrender Premises by IPO Termination Date.  If Tenant exercises the IPO Termination Option, Tenant shall surrender full and complete possession of the Premises to Landlord on or before the IPO Termination Date vacant, broom-clean, in good order and condition, and in accordance with the provisions of this Lease (including, but not limited to, Section 28), and thereafter the Premises shall be free and clear of all leases, tenancies, and rights of occupancy of any entity claiming by, through, or under Tenant.

(iii)   Failure to Surrender Makes Tenant a Holdover.  If Tenant shall fail to deliver possession of the Premises on or before the IPO Termination Date in accordance with the terms hereof, Tenant shall be deemed to be a holdover tenant from and after May 1, 2015, and in such event, Tenant shall be subject to the provisions of Section 8 relating to holdover tenancies.

(iv)   Lease Ceases After Termination.  If Tenant properly and timely exercises the IPO Termination Option and properly and timely satisfies all other monetary and non-monetary obligations under this Lease, this Lease shall cease and expire on the IPO Termination Date with the same force and effect as if the IPO Termination Date were the date originally provided in this Lease as the expiration date of the Term.

(b)    IPO Extension Option.  Notwithstanding anything to the contrary contained in this Lease, in lieu of exercising the IPO Termination Option, Tenant shall have the right ("IPO Extension Right") to extend the Term for a period of 1 year (i.e., May 1, 2015 to April 30, 2016) ("IPO Extension Period") in accordance with the following terms and conditions

(i)    Tenant Gives IPO Extension Notice.  If the IPO Requirement has not been satisfied by the IPO Termination Date, Tenant shall have the right to exercise the IPO Extension Right by so notifying Landlord ("IPO Extension Notice") by no later than the IPO Termination Date.  If Tenant does not timely deliver the IPO Extension Notice to Landlord by the IPO Termination Date, Tenant shall be deemed to have waived the IPO Extension Option.  Time is of the essence with respect to Landlord's receipt of the IPO Extension Notice and all other deadlines in this Section

(ii)    Reconfiguration of Premises.  If Tenant timely delivers the IPO Extension Notice to Landlord by the IPO Termination Date, then by no later than May 31, 2015, (A) Tenant shall surrender the Relinquished Premises, (b) the Premises shall be reconfigured and located exclusively on the second floor of the Building in the configuration shown on Exhibit A-4 attached hereto, and (C) Exhibit A attached to the Original Lease is hereby deleted and replaced with Exhibit A-4 attached hereto.  Tenant shall so surrender full and complete possession of the Relinquished Premises to Landlord vacant, broom-clean, in good order and condition, and in accordance with the provisions of the Lease (including, but not limited to, Section 28), and thereafter the Relinquished Premises shall be free and clear of all leases, tenancies, and rights of occupancy of any entity claiming by, through, or under Tenant.  If Tenant timely delivers the IPO Extension Notice to Landlord by the IPO Termination Date, The use of the word "Premises" shall mean the Premises as reconfigured as shown as the cross-hatched area on Exhibit A-4 attached hereto.

(iii)    Rent.  During the IPO Extension Period, Base Rent for the Premises shall be payable at the per rentable square foot rate in effect as of April 30, 2015 for the Original Premises, which amount shall thereafter be increased on the anniversary of the Rent Adjustment Date by multiplying the Base Rent payable for the Premises immediately before such date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable for the Premises immediately before such date.  Base Rent for the Premises, as so adjusted, shall thereafter be due as provided in the Lease.  For the period May 1, 2015 to May 31, 2015, Tenant shall pay Base Rent and Tenant's Share of Operating Expenses for the Relinquished Premises in amounts in effect as of the IPO Termination Date

(iv)    Acceptance.  (A) Tenant shall accept the Premises in their condition as of May 1, 2015; (B) Landlord shall have no obligation for any defects in the Premises, and (C) Tenant's taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken.

(v)    No Representation or Warranty.  Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises, and/or the suitability of the Premises for the conduct of Tenant's business, and Tenant waives any implied warranty that the Premises are suitable for the Permitted Use.  Tenant shall use the Premises only for the Permitted Use under the Lease in compliance with the provisions of Section 7 of the Lease.

(vi)    No Work.  Landlord shall have no obligation to perform any work at the Building in connection with Tenant's occupancy of the Premises or obtain any permits, approvals, or entitlements related to Tenant's specific use of the Premises or Tenant's business operations therein.

(vii)    Changes to Basic Lease Provisions. Subject to the provisions of clause (ii) above, effective as of May 1, 2015, the following amendments are hereby made to the definitions contained in the Basic Lease Provisions:

A. The defined term "Premises" shall be deleted in its entirety and replaced with the following:

"Premises:That portion of the Project, containing approximately 9,003 rentable square feet, as determined by Landlord, located on the second floor of the Building as shown as the cross-hatched area on Exhibit A-4 to the Fifth Amendment to Lease Agreement ("Fifth Amendment") between Landlord and Tenant."

B. The defined term "Rentable Area of the Premises" shall mean approximately 9,003 rentable square feet.

C. The defined term "Tenant's Share of Operating Expenses" shall mean 18.14%.

13.	Miscellaneous.

a.    Terms used in this Fifth Amendment and not otherwise defined shall have the meanings ascribed to them in the Lease.

b.    This Fifth Amendment, together with the letter agreement of even date herewith between Landlord and Tenant relating to Tenant's obligation to pay Landlord for certain costs if Tenant exercises the IPO Termination Right, is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Fifth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

c.    This Fifth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, members, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

d.    This Fifth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Fifth Amendment attached thereto.

e.    Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, "Broker") in connection with this Fifth Amendment and that no Broker brought about this transaction, other than Scheer Partners, Inc. ("SPI").  SPI shall be paid by Landlord pursuant to a separate agreement between Landlord and SPI.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker (other than SPI) claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Fifth Amendment.

f.    Except as amended and/or modified by this Fifth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fifth Amendment.  In the event of any conflict between the provisions of this Fifth Amendment and the provisions of the Lease, the provisions of this Fifth Amendment shall prevail.  Regardless of whether specifically amended by this Fifth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fifth Amendment.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment under seal as of the day and year first above written.

TENANT:
OPGEN, INC.,
a Delaware corporation

By:   /s/ C. Eric Winzer                                   (SEAL)
Name: C. Eric Winzer
Title:  Chief Financial Officer

LANDLORD:
ARE-708 QUINCE ORCHARD, LLC,
a Delaware limited liability company

By:	ARE-GP 708 Quince Orchard QRS CORP.,
a Maryland corporation,
managing member

By:  /s/ Gary Dean______(SEAL)
Name:  Gary Dean________
Title:  SVP - Real Estate Legal Affairs